Exhibit 99.2

INTRODUCTION OF PRO FORMA FINANCIAL STATEMENTS

On March 3, 2014, Starwood Waypoint Residential Trust (the “Company”) acquired from Waypoint Borrower, LLC, a portfolio of 707 single family residences (the “Fund XI Portfolio”) for approximately $144.0 million in cash.

The Company’s unaudited pro forma statements contain financial information comprised of a pro forma combined balance sheet as of December 31, 2013 and a pro forma combined statement of operations for the year ended December 31, 2013. The pro forma information for the Fund XI Portfolio has been presented as if the Fund XI Portfolio had been acquired on January 1, 2013.

The unaudited pro forma combined consolidated financial statements are based upon available information and certain assumptions that we believe are reasonable. The unaudited pro forma combined consolidated financial statements are presented for informational purposes only and are not necessarily indicative of the future financial position or results of operations of the combined company or the combined financial position or the results of operations that would have been realized had the transaction been consummated during the period or as of the dates for which the unaudited pro forma combined consolidated financial statements are presented.

STARWOOD WAYPOINT RESIDENTIAL TRUST

PRO FORMA COMBINED CONSOLIDATED BALANCE SHEET

AS OF DECEMBER 31, 2013

(in thousands, except share data)

	Starwood Waypoint Residential Trust(1)	Pro Forma Adjustments for Waypoint Fund XI, LLC(2)		Pro Forma Starwood Waypoint Residential Trust
ASSETS
Investments in real estate, net	$749,353	$139,574	(3)	$888,927
Non-performing loans	214,965	—		214,965
Resident and other receivables, net	1,261	—		1,261
Cash and cash equivalents	44,613	(3,506	)(4)	41,107
Restricted cash	3,331	—		3,331
Other assets	4,885	4,972	(5)	9,857

Total assets	$1,018,408	$141,040		$1,159,448

LIABILITIES AND EQUITY
Liabilities:
Credit facility	$—	$144,093		$144,093
Accounts payable and accrued expenses	22,434	1,536	(4)	23,970
Resident security deposits and prepaid rent	3,918	1,082	(4)	5,000

Total liabilities	26,352	146,711		173,063

Commitments and contingencies
Equity:
Starwood Waypoint Residential Trust shareholder equity
Common shares $0.01 par value, 1,000 authorized, issued and outstanding	—	—		—
Additional paid-in capital	1,018,267	—		1,018,267
Accumulated deficit	(27,848)	(5,671)		(33,519)

Total Starwood Waypoint Residential Trust shareholder equity	990,419	(5,671)		984,748
Non-controlling interests	1,637	—		1,637

Total equity	992,056	(5,671)		986,385

Total liabilities and equity	$1,018,408	$141,040		$1,159,448

(1)	Represents the historical audited financial statements of Starwood Waypoint Residential Trust as of December 31, 2013.

(2)	Reflects the acquisition of the portfolio of 707 single family homes (the “Fund XI Portfolio”) as of December 31, 2013 using borrowings from the Company’s $500.0 million credit facility (the “Credit Facility”). The pro forma adjustments also reflect the items listed in footnotes (3), (4) and (5).

(3)	The $139.6 million of real estate reflects the purchase price of $144.0 million with interest capitalized during the development period of $1.1 million, net of depreciation of $2.1 million and $3.4 million of lease intangibles as of December 31, 2013.

(4)	Cash paid of approximately $3.5 million consisting of (i) $2.2 million for financing costs related to the Credit Facility, (ii) $3.8 million for interest incurred and (iii) $0.1 million for funding operations, partially offset by transaction closing cash received for security deposits and accrued taxes of $2.6 million.

(5)	Other assets reflect deferred finance costs of $2.2 million, net of amortization of $0.6 million as of December 31, 2013 and lease intangibles of $3.4 million.

STARWOOD WAYPOINT RESIDENTIAL TRUST

PRO FORMA COMBINED CONSOLIDATED STATEMENT OF OPERATIONS

FOR THE YEAR ENDED DECEMBER 31, 2013

(in thousands, except per share data)

	Year Ended, December 31, 2013(1)	Fund XI Acquisition(2)	Pro-Forma Adjustments	Pro-Forma Starwood Waypoint Residential Trust
Revenues
Rental revenues	$16,793	$4,079	$—	$20,872
Other property revenues	311	—	—	311

Total property revenues	17,104	4,079	—	21,183
Expenses
Mortgage loan servicing cost	6,065	—	—	6,065
Property operating and maintenance	10,614	3,095	—	13,709
Real estate taxes and insurance	5,049	1,140	—	6,189
Investment management fees and expenses	6,305	—	—	6,305
General and administrative	17,182	—	—	17,182
Acquisition pursuit costs and property management engagement costs	2,816	—	—	2,816
Depreciation and amortization	6,115	—	2,124 (3)	8,239
Interest expense	—	—	3,391 (4)	3,391
Impairment of real estate	1,174	—	—	1,174

Total expenses	55,320	4,235	5,515	65,070

Operating loss	(38,216)	(156)	(5,515)	(43,887)

Other income
Gain on sales of investments in real estate, net	1,221	—	—	1,221
Gain on loan liquidation	4,861	—	—	4,861
Gain on sales of loans	278	—	—	278
Gain on conversion of loans into real estate	8,624	—	—	8,624

Total other income	14,984	—	—	14,984

Loss before income taxes	(23,232)	(156)	(5,515)	(28,903)
Income tax expense	252	—	—	252

Net loss	(23,484)	(156)	(5,515)	(29,155)
Net loss attributable to non-controlling interests	60	—	—	60

Net loss attributable to Starwood Waypoint Residential Trust	$(23,424)	$(156)	$(5,515)	$(29,095)

Net loss per common share
Basic and diluted	$(23,424)	$(156)	$(5,515)	$(29,095)

(1)	Represents the historical audited financial statements of the Company for the year ended December 31, 2013.

(2)	Represents the financial statements based on the statement of revenues and certain operating expenses of the Fund XI Portfolio for the period from March 5, 2013 (inception) to December 31, 2013 (the “Historical Summary”) as if the Fund XI Portfolio had been purchased on March 5, 2013 using the Credit Facility with a current annual interest rate of 3.16%. The Fund XI Portfolio’s inception date was March 5, 2013.

(3)	Represents depreciation expense based on estimated useful lives as if the purchase of the Fund XI Portfolio had occurred on March 5, 2013.

(4)	Represents interest on the Credit Facility at 3.16% annual rate, net of capitalized interest of $1.1 million for properties in development during the year ended December 31, 2013.

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